UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 27, 2002
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(Date of earliest event reported)


LABORATORY CORPORATION OF AMERICA HOLDINGS
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(Exact name of registrant as specified in its charter)


   DELAWARE                1-11353             13-3757370
 --------------          -----------         --------------
(State or other         (Commission          (IRS Employer
jurisdiction of         File Number)         Identification
incorporation)                                   Number)


358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA 27215
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(Address of principal executive offices)

336-229-1127
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(Registrant's telephone number, including area code)


ITEM 5. OTHER EVENTS

Laboratory Corporation of America -Registered Trademark-Holdings (LabCorp -Registered Trademark-)(NYSE:LH) announced the creation of an exclusive, long-term strategic partnership to commercialize PreGen-Plus-Trademark-, EXACT Sciences' proprietary, non-invasive technology for the early detection of colorectal cancer in the average-risk population. As part of the agreement, in addition to certain royalty fees, LabCorp could pay EXACT Sciences as much as $75 million in upfront, milestone and performance-based payments for a five-year exclusive license, followed by a non-exclusive license for the life of the patents. The introduction of Pre-Gen Plus, expected in the first half of 2003, will mark the broadest commercial application of discoveries made about the human genome to address a major healthcare problem such as colorectal cancer-the most deadly cancer among non-smokers in the United States. There is no other DNA-based test currently available for the early detection of cancer in an average-risk population.


It is estimated that this year approximately 150,000 Americans will be diagnosed with colorectal cancer and approximately 57,000 Americans will die from the disease. The American Cancer Society recommends that the 80 million Americans who are over the age of 50 be screened regularly for colorectal cancer, which, if detected at an early stage, has a cure rate of more than 90 percent. A majority of people, however, avoid screening because of the inconvenience and discomfort associated with certain currently available screening methods, with the result that most colorectal cancer cases are detected at a later stage when the cure rate is less than 50 percent.







ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
        INFORMATION AND EXHIBITS

(c) Exhibit
20  Press release of the Company dated June 27, 2002.




SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          LABORATORY CORPORATION OF AMERICA HOLDINGS
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                        (Registrant)

               By:/s/ BRADFORD T. SMITH
                      --------------------------------
                      Bradford T. Smith
                      Executive Vice President
                      and Secretary


Date: June 27, 2002